Proxy Voting Results

A special meeting of the interestholders of Touchstone Growth & Income II Portfolio (the "Portfolio") of Select Advisors Portfolios (the "Trust") was held on September 18, 1997. The results of votes taken among shareholders on proposals are listed below.

Proposal 1

To consider the approval of the Portfolio Advisory Agreement dated September 1, 1997 between Touchstone Advisors, Inc., the investment advisor for Select Advisors Portfolios (the "Advisor"), and Scudder, Stevens & Clark, Inc. ("Scudder").

                           Portfolio:
                                     % Votes
                           Affirmative...................              92.40%
                           Against..........................            7.60
                           Abstain..........................            0.00
Proposal 2

To approve a new Portfolio Advisory Agreement between the Advisor and Scudder to become effective upon the consummation of certain transactions, described in the proxy statement, pursuant to which Scudder will be subject to a change in control.

                           Portfolio:
                                     % Votes
                           Affirmative..................               94.65%
                           Against  ........................            5.35
                           Abstain.........................             0.00

Proposal 3

To approve an amendment to the Investment Advisory Agreement between the Advisor and Select Advisors Portfolios.

                           Portfolio:
                                     % Votes
                           Affirmative...................              86.35%
                           Against..........................           13.65
                           Abstain..........................            0.00
Proposal 4

To approve an amendment to the fundamental investment restriction applicable to the Growth & Income Portfolio II ofSelect Advisors Portfolios relating to real estate investments.

                           Portfolio:
                                     % Votes
                           Affirmative....................             92.87%
                           Against..........................  .         7.13
                           Abstain...........................  0.00


Proxy Voting Results:

On September 18, 1997, William F. Edwin, Senior Vice President and Chief Investment Officer of The Western and Southern Life Insurance Company, on behalf of Separate Account A, as the Holder (as defined in the Declaration of Trust of Select Advisors Portfolios) of more than 50% of the Interests (as defined in the Declaration of Trust of Select Advisors Portfolios) of the Growth & Income Portfolio (the "Portfolio") of Select Advisors Portfolios (the "Portfolio Trust"), approved each of the following by written consent:

        1. the Portfolio Advisory Agreement (the "Portfolio Advisory Agreement") dated September 1, 1997, between Touchstone Advisors, Inc., the investment advisor for the Growth & Income Portfolio, and Scudder, Stevens & Clark, Inc.("Scudder"); and

        2. a new Portfolio Advisory Agreement (the "New Portfolio Advisory Agreement") between Touchstone Advisors, Inc. and Scudder (or its successor) to become effective upon the consummation of certain transactions pursuant to which Scudder will be subject to a change in control; and

        3. an amendment to the existing Investment Advisory Agreement between Touchstone Advisors, Inc. and Select Advisors Portfolios; and

        4. an amendment to the fundamental investment restriction of the Portfolio relating to real estate investments.